Exhibit 3.147

CERTIFICATE OF LIMITED PARTNERSHIP

OF

[NAME OF ENTITY]

Pursuant to O.C.G.A. § 14-9-201, the undersigned forms this limited partnership to be governed by the Georgia Revised Limited Partnership Act:

1.	The name of the limited partnership is .

2.	The address of the registered office is . The name and address of the initial agent for service of process required to be maintained by Code Section 14-9-104 is .

3.	The name and the business address of each general partner is .

4.	This Certificate of Limited Partnership shall be effective upon filing.

Date:

Name:
Title: